Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement of LivaNova PLC on Form S-8 to be dated October 19, 2015 pertaining to the Livanova plc 2015 incentive award plan, Livanova plc employee benefit trust, Cyberonics, inc. 2009 stock plan, Cyberonics, inc. 2005 stock plan, Cyberonics, inc. amended and restated 1997 stock plan, Cyberonics, inc. amended and restated 1996 stock plan Cyberonics, inc. new employee equity inducement plan of our report dated April 16, 2015, with respect to the consolidated statements of Sorin S.p.A. and subsidiaries for the year ended December 31, 2012, included in the Registration Statement Form S-4 (No. 333-203510) of LivaNova PLC.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy

October 16, 2015